Exhibit 99.6

DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH NOTE

International Barrier Technology Inc

Gerald F. LaKamafeaux, CFA

Symbol (OTCBB)	IBTGF	Fiscal Year Ending: June				
Industry:	Industrial & Manufacturing	Year	EPS	P/E	REVS	PSR
Recent Price:	$0.73	2004 A	$-0.02	---	$3.11	6.9
52-week Price Range:	$0.51 - $0.95	2005 A	$-0.04	---	$4.38	4.9
Target Price (12 Months):	1.34	2006 E	$0.01	73.0	$6.78	3.2
Avg. Daily Vol. (3 mo.):	61,936	2007 E	$0.12	6.1	$16.4	1.3
		2008 N/A	---	---	---	---

Balance Sheet Data (mil)	03/31/2006	Ownership and Valuation (mil)		Current Rating History	
Cash Equivalent:	$1.2	Shares Outstanding:	29.34	Date Assigned:	9/6/2005
Working Capital:	$1.4	Inside Ownership:	32.00%	Price at Rating:	$0.70
Long-Term Liability:	$0.5	Institutional Ownership:	15.00%	Original Price Target:	$1.44
Shareholder's Equity:	$5.1	Equity Market Value:	$21.4	Time Frame:	12 Months

Rating: Speculative Buy

05/11/2006

Q3 Results

Barrier reported excellent results for the third quarter ending March 31, 2006. Highlights of the quarterly results are:

Sales increased by 53% to $1.83 million up from $1.31 million in the comparable prior year period.

Gross profit increased by 64% to $444,000 up from $270,000 in FY 2005.

Administrative cost increased by 48% to $350,000 in the quarter. As a percentage of sales administrative expenses were 19.2% compared to 18.5% in the prior year quarter.

Net Income, a record high, was $61,000 in the quarter compared to a loss in the FY 2005 third quarter of ($11,273).

Sales as measured by surface volume was up by 58% to 2,155,400 sq.ft.

Florida, Barrier's number one regional market at 43% of total sales, experience a 119% increase in sales volume from 510,000 sq. ft. to 1,118,100 sq.ft.

These results were achieved without the benefit of the new production line, which will not be making a material contribution until the first quarter of the 2007 fiscal year. The new line is still not operating at peak efficiency. The older line is operating at or near capacity. Consequently, fourth quarter sales growth above the $1.8 million sales level will be dependant on incremental volume in the month of June, the last month of the fiscal year, from the new high speed production line. Considering the delays in starting up the new line we are lowering our FY fourth quarter sales projection from $3.77 million to $2 million. In spite of the lower expectations for the fourth quarter we continue to rate the stock as a Speculative Buy considering the potential for significant sales and earnings growth in FY 2007. Our revised projection of operating results for the fourth quarter FY 2006 and full year FY 2007 will be presented in our forthcoming Update Report.
